CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 24, 2015, relating to the financial statements and financial highlights of Smith Group Funds, comprising Smith Group Large Cap Core Growth Fund and Smith Group Small Cap Focused Growth Fund, each a series of Managed Portfolio Series, for the year ended September 30, 2015, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/Cohen Fund Audit Services

Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
January 26, 2016